Exhibit 99.1

October 10, 2008

Franklin Financial announces regular 4th Quarter dividend

The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular cash dividend for the fourth quarter of 2008. This compares to a $.26 per share regular cash dividend for the fourth quarter of 2007, representing a 3.8% increase.

Total regular cash dividends paid during 2008 will be $1.07 per share, compared to $1.03 per share paid during 2007, an increase of 3.9%. The fourth quarter cash dividend will be paid on November 28, 2008 to shareholders of record at the close of business on November 7.

Franklin Financial is the largest independent, locally owned and operated bank holding company in Franklin County with assets of over $875 million. Its wholly-owned subsidiary, F&M Trust Company, has twenty-five community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties, Pennsylvania.